Exhibit 10.2
AZZ INC.
RESTRICTED SHARE UNIT
AWARD AGREEMENT
This Award, granted on ________________ (“Grant Date”), by AZZ Inc., a Texas corporation (hereinafter called the “Corporation”), to ________________ (the “Participant) is subject to the terms and conditions of the 2023 Long Term Incentive Plan, as amended from time to time (the “2023 Plan”), and this Award Agreement. All terms, conditions and restrictions of the 2023 Plan are incorporated in this Award Agreement and made a part hereof as if stated herein.
WITNESSETH:
WHEREAS, the Corporation adopted the 2023 Plan, effective as of July 11, 2023, with the objective of advancing the best interests of the Corporation and its shareholders in order to attract, retain and motivate key employees with additional incentives through the award of Restricted Share Units.
NOW, THEREFORE, it is agreed as follows:
1.    Award of Restricted Share Units.
(a)    Award. The Corporation hereby grants to the Participant the right to receive all or any part of __________ Restricted Share Units (“RSUs”), subject to the terms, conditions and restrictions set forth herein and in the 2023 Plan. Such RSUs are referred to herein as the “Award”.
(b)    2023 Plan. The Award and this Award Agreement are each subject to all of the terms, conditions and restrictions as set forth in the 2023 Plan. In the event of a conflict between the Award Agreement and the 2023 Plan, the 2023 Plan shall prevail. Terms that are capitalized but not defined herein shall have the same meaning ascribed to such terms in the 2023 Plan.
(c)    Rights to Common Stock. Prior to the registration of such shares of Common Stock as described in paragraph 2, holders of the Award shall have none of the rights of a shareholder with respect to the shares of Common Stock underlying the Award (including, but not limited to, receiving cash dividends or the right to vote or tender shares). During the Restricted Period (as defined below), the Award will be adjusted for dividend equivalents on the unvested RSUs awarded hereunder equal in value to those declared and paid on shares of Common Stock, which will be deemed reinvested in additional RSUs based on the then Fair Market Value of the Corporation’s Common Stock on the date dividends are paid, and the additional RSUs will be accumulated and paid if and when the RSUs vest, based on the actual number of RSUs that vest.
2.    Vesting and Payment of Award.
(a)    Vesting. The Award, including any portion thereof consisting of accrued dividend equivalents, shall be subject to forfeiture until the Participant becomes vested in such Award as described in this Award Agreement. The RSUs comprising the Award shall vest over a three-year period with one-third of the RSUs vesting on each of the first, second and third anniversaries of the Grant Date (the “Restricted Period”), in each case except to the extent that the RSUs comprising the Award otherwise vest pursuant to the 2023 Plan. Unless vested in accordance with the foregoing, including any RSUs vested upon termination or at the discretion of the Committee pursuant to the terms of the 2023 Plan, unvested RSUs shall be forfeited upon the termination of a Participant’s employment with the Corporation or any Affiliate.
(b)    Payment of Awards. If the Participant remains continuously employed by the Corporation or an Affiliate through the Restricted Period, the RSUs comprising the Award shall vest at the end of the Restricted Period. Upon the vesting of such Award (either pursuant to the immediately preceding sentence or to the previous provisions of this paragraph 2), the Corporation shall electronically register one share of Common Stock in the Participant’s name for each RSU comprising the Award, provided that, notwithstanding paragraph 1 or any other provision herein to the contrary, the Committee, in its sole discretion, may elect to cause the Corporation to pay the Participant in cash, in an amount equal to the Fair Market Value of such Award as of the vesting date thereof (other than any portion of the Award that has previously vested), in lieu of such registration of Common Stock. The transfer of shares of Common Stock or cash to the Participant shall occur as soon as practicable after the Award vests, but in no event later than the later of (i) 2½ months after the end of the calendar year in which the Award vests, or (ii) 2½ months after the end of the Corporation’s fiscal year in which the Award vests (or within such longer period as may be permitted under Section 409A of the Code upon the Participant’s death).
3.    Administration. Any decision, interpretations or determinations made or actions taken by the Corporation, the Board or the Committee arising out of or in connection with the construction, administration, interpretation and effect of this Award Agreement or the 2023 Plan shall be within the sole and absolute discretion of the Corporation, the Board or the Committee, as the case may be, and shall be final and conclusive upon all persons.
4.    Governing Law. The 2023 Plan and this Award Agreement are each governed by and subject to the laws of the United States of America and the State of Texas. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of this Award and any rights under the 2023 Plan shall be determined in accordance with the laws of the State of Texas.
5.    Notices. Any notice to be given to the Corporation under this Award Agreement shall be addressed to the Corporation in care of its Chief Legal Officer at the Corporation’s then current corporate headquarters unless the Corporation, in writing or electronically, directs the Participant otherwise. Any notice to be given to the Participant under the terms of this Award Agreement may be addressed to him or her at his or her address as it appears on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other party.
6.    Discretionary Nature of Award. The grant of the Award is a one-time benefit and does not create any contractual or other right to receive a grant of awards or benefits in lieu of awards in the future. Future grants, if any, and the terms thereof will be at the sole discretion of the Corporation. The Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy payment in lieu of notice, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
7.    Successors. This Award Agreement shall be binding upon and inure to the benefit of any successor or assigns of the Corporation.
8.    Non-Transferability. The Award granted under this Award Agreement shall not be transferable other than by will or the laws of descent and distribution upon the Participant’s death, except to the extent that the Committee permits a transfer of this Award to a member of your immediate family or to a trust of which all beneficiaries are members of your immediate family, as provided in Section 19(f) of the Plan. In the event of any such permitted transfer, the transferee shall be subject to all terms and conditions of the Award.

9.    Non-Competition with the Corporation. Participant and the Corporation understand and agree that the purpose of this paragraph is to protect legitimate business interests and goodwill of the Corporation.  Participant hereby acknowledges that the post-employment protective covenants set forth in this paragraph are reasonable and necessary to protect legitimate business interests and goodwill of the Corporation, and agrees that the restrictions are reasonable in scope, duration and geographical area.  Participant further acknowledges that the covenants do not, and will not, unduly impair Participant’s ability to earn a living after the termination of employment with the Corporation.  The Corporation promises to provide Participant with training and confidential information.  In exchange for the Corporation’s promise to provide Participant with training and confidential information and in consideration for the grant of the Award hereunder, Participant agrees that during Participant’s employment with the Corporation and for a period of one year following the end of Participant’s employment with the Corporation, Participant will not, without the prior written consent of the Corporation, be employed by, work for, or provide any services or competitive trade secrets of the Corporation to any competitor of the Corporation, or become interested in any capacity whereby Participant would perform similar duties to those performed while at the Corporation, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, beneficiary, or in any other capacity), with any competitor of the Corporation in the city or state where Participant has worked for the last 12 months of their employment.
10.    Amendments. The Committee may at any time alter or amend this Award Agreement to the extent (1) permitted under the terms of the 2023 Plan, (2) permitted or required by law, (3) permitted or required by the rules of any stock exchange on which the Common Stock or any other security of the Corporation is listed, and (4) permitted or required under applicable provisions of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (including Rule 16b-3 thereof).
11.    Section 409A of the Code. The Award is intended to be exempt from section 409A of the Code under the “short-term deferral” rule in Treas. Reg § 1.409A-1(b)(4).
12.    Acceptance of Award Terms and Conditions. The Participant has until the end of the one hundred twenty (120)-day period beginning from the Grant Date of this Award to sign and return this Award Agreement as evidence of the Participant’s acceptance of the terms and conditions of this Award.
13.    Invalidity and Enforceability. The provisions of this Award Agreement are severable and if one or more of the provisions of this Award Agreement shall be held invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nonetheless be binding and enforceable; provided, however, that to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the 2023 Plan.
14.    Participant Acknowledgment of Conditions. The Participant understands, acknowledges and agrees to the following conditions with respect to the Award granted to the Participant under this Award Agreement:
(a)    No claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s employment by the Corporation or an Affiliate of the Corporation (the “Employer”) (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Award, to which the Participant is otherwise not entitled, the Participant irrevocably agrees to never institute any claim against the Corporation or the Employer, waive his or her ability, if any, to bring any such claim, and releases the Corporation and the Employer from any such claim.

(b)    In the event of termination of the Participant’s employment (whether or not in breach of local labor laws and except as otherwise explicitly provided in the Award Agreement of the 2023 Plan), the Participant’s right with respect to the RSUs comprising the Award, including with respect to the vesting thereof, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (i.e., active employment would not include a period of “garden leave” or similar period pursuant to local law). The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Award.
(c)    The RSUs comprising the Award are merely contractual rights under this Award Agreement and are not actual shares of Common Stock, and therefore the Participant may not make and agrees not to make an election under section 83(b) of the Code with respect to the grant of the Award. The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding participation in the 2023 Plan or the Participant’s acquisition or sale of the underlying shares of Common Stock. Further, the Participant is advised to consult with his or her own advisors regarding participation in the 2023 Plan before taking any action related to the 2023 Plan. Regardless of any action the Corporation or the Employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the 2023 Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the responsibility of the Participant and may exceed the amount actually withheld by the Corporation or the Employer.
(d)    The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award Agreement (including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or details of the Award or any other entitlement to shares awarded, canceled, vested, unvested or outstanding (the “Data”) by and among, as applicable, the Participant’s Employer, the Corporation, and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the 2023 Plan.
(e)    The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the 2023 Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the Participant’s country may have different data privacy laws and protections than the country or countries in which such recipients are located. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the 2023 Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Common Stock received upon vesting of the RSUs comprising the Awards may be deposited. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the 2023 Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.
(f)    The Corporation and the Committee reserve the right to impose other requirements (including the execution of additional agreements or undertakings) on the

Participant’s participation in the 2023 Plan, on the Award and on any shares of Common Stock acquired under the 2023 Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law or facilitate the administration of the 2023 Plan.
(g)    The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the 2023 Plan by electronic means. The Participant hereby consents to receive such documents by online delivery and agrees to participate in the 2023 Plan through an online or electronic system established and maintained by the Corporation or a third-party designated by the Corporation.
(h)    The Participant certifies that he or she has received and read a copy of the 2023 Plan and understands and agrees to the terms, conditions and restrictions set forth in the 2023 Plan, the provisions of this Award Agreement and any other applicable documents (including any country-specific terms applicable to the Participant’s Award).
(i)    For the avoidance of doubt, and without limiting the foregoing, the Award and this Award Agreement are subject to the terms of the AZZ Inc. Compensation Recovery Policy approved by the Committee and adopted by the Board on January 20, 2016, as such may be amended from time to time. In order to satisfy any recoupment obligation arising under the AZZ Inc. Compensation Recovery Policy, the AZZ Inc. Executive Officer Incentive Compensation Recovery Policy (if applicable) or otherwise under applicable law, the Participant expressly authorizes the Corporation to issue instructions, on the Participant's behalf, to any brokerage firm or stock plan service provider engaged by the Corporation to hold any shares or other amounts acquired pursuant to the Award, to re-convey, transfer or otherwise return such shares and/or other amounts to the Corporation upon the Corporation’s enforcement of the recoupment policies or any other applicable recoupment obligation required by applicable law.
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IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first above written.
AZZ INC.
By _____________________________
Name:
Title:
PARTICIPANT:
________________________________
Name: